Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 33-69688) on Form S-8 of Clayton Williams Energy, Inc. of our report dated June 21, 2016, relating to our audit of the financial statements, which appears in this Annual Report on Form 11-K of Clayton Williams Energy, Inc. 401(k) Plan and Trust for the years ended December 31, 2015 and 2014.

/s/ Hein & Associates LLP
Dallas, Texas
June 21, 2016